SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (Amendment No. 1)(1)

                                INNOVO GROUP INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    457954600
                                 (CUSIP Number)

                                SEPTEMBER 6, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

                              (Page 1 of 14 Pages)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 2 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Raj Rajaratnam
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,850,303 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,850,303 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,850,303 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 3 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Management, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,850,303 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,850,303 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,850,303 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 4 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Management, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,850,303 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,850,303 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,850,303 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 5 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          326,050 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            326,050 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     326,050 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 6 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Captain's Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          326,050 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            326,050 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     326,050 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 7 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Admiral's Offshore, LTD
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          150,000 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            150,000 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     150,000 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 8 of 14 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,374,253 (See Item 4)
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,374,253 (See Item 4)
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,374,253 (See Item 4)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                     Page 9 of 14 Pages
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A). NAME OF ISSUER:

            Innovo Group Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5804 east Slauson Avenue
            Commerce, California 90040

ITEM 2(A). NAME OF PERSON FILING:

            Raj Rajaratnam
            Galleon Management, L.L.C.
            Galleon Management, L.P.
            Galleon Advisors, L.L.C.
            Galleon Captain's Partners, L.P.
            Galleon Admiral's Offshore, LTD
            Galleon Captains Offshore, Ltd.

            Each of the foregoing, a "Reporting Person."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For Galleon Management, L.P.:
            135 East 57th Street, 16th Floor
            New York, NY 10022

            For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
            135 East 57th Street, 16th Floor
            New York, NY 10022

ITEM 2(C). CITIZENSHIP:

            For Raj Rajaratnam: United States
            For Galleon Captains Offshore, Ltd.: Bermuda
            Galleon Admiral's Offshore: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                    Page 10 of 14 Pages
--------------------------------------------------------------------------------

            For each Reporting Person other than Raj Rajaratnam, Galleon Captains Offshore, Ltd., and Galleon Admiral's Offshore: Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.01 par value

ITEM 2(E). CUSIP NUMBER:

            457954600

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4. OWNERSHIP.

      For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
      L.L.C.:

      (a)   Amount Beneficially Owned:

                  1,850,303 shares of Common Stock

      (b)   Percent of Class:

                  5.6% (Based upon 33,301,787 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended May 28, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,850,303

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,850,303

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                    Page 11 of 14 Pages
--------------------------------------------------------------------------------

For Galleon Advisors, L.L.C.:

      (a)   Amount Beneficially Owned:

                  326,050

      (b)   Percent of Class:

                  0.9% (Based upon 33,301,787 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended May 28, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 326,050

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        326,050

      Galleon Captain's Partners, L.P.:

      (a)   Amount Beneficially Owned:

                  326,050 shares of Common Stock

      b)    Percent of Class:

                  0.9% (Based upon 33,301,787 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended May 28, 2005)

      c)    Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 326,050

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        326,050

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                    Page 12 of 14 Pages
--------------------------------------------------------------------------------

Galleon Admiral's Offshore, LTD:

      (a)   Amount Beneficially Owned:

                  150,000 shares of Common Stock

      (b)   Percent of Class:

                  0.4% (Based upon 33,301,787 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended May 28, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 150,000

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        150,000

      For Galleon Captains Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  1,850,303 shares of Common Stock

      (b)   Percent of Class:

                  4% (Based upon 33,301,787 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended May 28, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,850,303

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,850,303

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                    Page 13 of 14 Pages
--------------------------------------------------------------------------------

Pursuant to the partnership agreements of Galleon Captains Partners, L.P. and Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P. Pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd. And Galleon Admiral's Offshore, LTD,. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., and Galleon Admiral's Offshore, LTD, as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

--------------------------------------------------------------------------------
CUSIP NO. 457954600                   13G                    Page 14 of 14 Pages
--------------------------------------------------------------------------------

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  RAJ RAJARATNAM
                                  --------------
                                  Raj Rajaratnam, for HIMSELF;

                                  For GALLEON MANAGEMENT, L.L.C., as its
                                     Managing Member;

                                  For GALLEON MANAGEMENT, L.P., as the Managing
                                     Member of its General Partner, Galleon
                                     Management, L.L.C.;

                                  For GALLEON ADVISORS, L.L.C., as its Managing
                                     Member;

                                  For GALLEON CAPTAINS PARTNERS, L.P., as the
                                     Managing Member of its General Partner,
                                     Galleon Advisors, L.L.C.;

                                  For GALLEON CAPTAINS OFFSHORE, LTD., as the
                                     Managing Member of Galleon Management,
                                     L.L.C., which is the General Partner of
                                     Galleon Management, L.P., which in turn, is an Authorized Signatory;

                                  For GALLEON ADMIRAL'S OFFSHORE, LTD., as the
                                     Managing Member of Galleon Management,
                                     L.L.C., which is the General Partner of
                                     Galleon Management, L.P., which in turn, is an Authorized Signatory;

Dated: September 12, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


         RAJ RAJARATNAM
         --------------
         Raj Rajaratnam, for HIMSELF;
         For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
         For GALLEON MANAGEMENT, L.P., as the Managing Member of
            its General Partner, Galleon Management, L.L.C.;
         For GALLEON ADVISORS, L.L.C., as its Managing Member;
         For GALLEON CAPTAINS PARTNERS, L.P., as the Managing
            Member of its General Partner, Galleon Advisors, L.L.C.;
         For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing
            Member of Galleon Management, L.L.C., which is the General
            Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
         For GALLEON ADMIRAL'S OFFSHORE, LTD., as the
            Managing Member of Galleon Management, L.L.C., which is the
            General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated:  September 12, 2005